EXHIBIT 5.1

3811 VALLEY CENTRE DRIVE SUITE 500 SAN DIEGO CALIFORNIA 92130-2332 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

June 8, 2005

Cogent, Inc.

209 Fair Oaks Avenue

South Pasadena, California 91030

Ladies and Gentlemen

At your request, we have examined the Registration Statement on Form S-1 of Cogent, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on May 16, 2005 (Registration No. 333-124968), as amended by Amendment No. 1 thereto to be filed on or about the date hereof (collectively, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of up to 12,650,000 shares of the Company’s common stock, $0.001 par value per share (the “Stock”), 4,000,000 of which are authorized but unissued stock to be offered and sold by the Company and 8,650,000 of which (including up to 1,650,000 shares subject to the underwriters’ over-allotment option) will be sold by certain selling stockholders (the “Selling Stockholders”). Of the 8,650,000 shares of Stock that will be sold by the Selling Stockholders through the Registration Statement, 7,617,465 shares are presently issued and outstanding and 1,032,535 shares will be issued upon the exercise by certain Selling Stockholders of their stock option agreements with the Company. The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

We are of the opinion that (i) the 4,000,000 shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, (ii) the 1,032,535 shares of Stock to be sold by certain Selling Stockholders, when issued, sold and delivered by the Company upon the exercise of stock options, in the manner and for the consideration stated in the applicable stock option plan of the Company and the stock option agreements with respect to such shares, will be validly issued, fully paid and nonassessable, and (iii) the 7,617,465 shares of Stock to be sold by certain Selling Stockholders are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP